Exhibit 10.3
OMNIBUS AGREEMENT
BY AND AMONG
EL PASO PIPELINE PARTNERS, L.P.,
EL PASO PIPELINE GP COMPANY, L.L.C.,
SOUTHERN NATURAL GAS COMPANY,
COLORADO INTERSTATE GAS COMPANY
AND
EL PASO CORPORATION

Table of Contents

ARTICLE I
Definitions

1.1 Definitions	1

ARTICLE II
Indemnification

2.1 Environmental Indemnification	5
2.2 Additional Indemnification	5
2.3 Limitations Regarding Indemnification	6
2.4 Indemnification by the Partnership Group	7
2.5 Indemnification Procedures	7
2.6 Access Rights	8

ARTICLE III
Reimbursement Obligations

3.1 Reimbursement for Operating and General and Administrative Expenses	9
3.2 Reimbursement of SNG Guarantee of Elba Island Expansion	9
3.3 Reimbursement of SNG Elba Express Expansion	9

ARTICLE IV
License Agreement

4.1 Grant of License	10
4.2 Restrictions on Mark	10
4.3 Ownership	10
4.4 Estoppel	10
4.5 Indemnification	10
4.6 Remedies and Enforcement	11
4.7 In the Event of Termination	11

ARTICLE V
Miscellaneous

5.1 Choice of Law; Submission to Jurisdiction	11
5.2 Notice	12
5.3 Entire Agreement	12
5.4 Termination	12
5.5 Effect of Waiver or Consent	12
5.6 Amendment or Modification	13
5.7 Assignment; Third Party Beneficiaries	13
5.8 Counterparts	13
5.9 Severability	13
5.10 Gender, Parts, Articles and Sections	13
5.11 Further Assurances	13
5.12 Withholding or Granting of Consent	13
5.13 Laws and Regulations	14

i

5.14 Negation of Rights of Limited Partners, Assignees and Third Parties	14
5.15 No Recourse Against Officers or Directors	14
ii

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership (the “MLP”), El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company (“General Partner”), Southern Natural Gas Company, a Delaware general partnership (“SNG”), Colorado Interstate Gas Company, a Delaware general partnership (“CIG”) and El Paso Corporation, a Delaware corporation (“El Paso”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in this Agreement, with respect to certain indemnification and reimbursement obligations of the Parties.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions.
     (a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.
     (b) As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group”

(within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except (a) El Paso and any affiliates of El Paso and (b) in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “CIG” has the meaning given such term in the preamble to this Agreement.
     “Closing Date” means the date of the closing of the initial public offering of Common Units.
     “Covered Environmental Losses” means all Environmental Losses by reason of or arising out of any violation, event, circumstance, action, omission or condition which occurred before the Closing Date.
     “Elba Island LNG Terminal” means a liquefied natural gas receiving and regasification terminal on Elba Island near Savannah, Georgia.
     “Elba Express” is a pipeline to be constructed primarily in Georgia.
     “El Paso” has the meaning given such term in the preamble to this Agreement.
     “El Paso Entities” means El Paso and any other Person controlled by El Paso other than the Partnership Group Members. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
     “Environment” means (A) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act 16 U.S.C. 1801 et seq., and (B) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States.
     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, without limitation, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty; provided, however, that Environmental Activity shall not include any remediation or corrective action that exceeds risk-based cleanup standards in effect as of the Closing Date applicable to or consistent with the current land use of those properties affected by Releases from the MLP Assets and at non-MLP Asset locations.

     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, approvals, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the Environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances; including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended as of the Closing Date and interpreted by the highest court of competent jurisdiction through the Closing Date.
     “Environmental Losses” means all environmental Losses (including, without limitation, costs and expenses of any Environmental Activity) of any and every kind or character, by reason of or arising out of (a) any violation or correction of violation of Environmental Laws or (b) any action, omission, event, condition or circumstance associated with the ownership or operation of the MLP Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations, as well as natural resource damages due to exposure or Release of Hazardous Substances arising out of operation of the MLP Assets on, under, about or migrating to or from the MLP Assets and at non-MLP Asset locations) including, without limitation, (i) the cost and expense of any Environmental Activities and (ii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “General Partner” has the meaning given such term in the preamble to this Agreement.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including, without limitation, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls, and (d) solid and hazardous wastes as defined in the Resource Conservation and Recovery Act, as amended.

     “Indemnified Party” means the Partnership Group or El Paso, as the case may be, in their capacity as the party or parties entitled to indemnification in accordance with ARTICLE II.
     “Indemnifying Party” means the Partnership Group or El Paso, as the case may be, in their capacity as the party or parties from whom indemnification may be required in accordance with ARTICLE II.
     “Licensee” means, for purposes of ARTICLE IV thereof, the MLP.
     “Licensor” means, for purposes of ARTICLE IV hereof, El Paso.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “Mark” means the service mark and trade name EL PASO PIPELINE PARTNERS.
     “MLP” has the meaning given such term in the introduction to this Agreement.
     “MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 6.6 hereof if such amendment or modification were an amendment or modification of this Agreement.
     “MLP Assets” means the pipelines, processing plants or related equipment or assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, as of the Closing Date.
     “Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.
     “Partnership Group” means the Partnership, the General Partner, CIG and SNG and their respective subsidiaries.
     “Partnership Group Member” means any member of the Partnership Group.
     “Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the Environment.
     “Retained Assets” has the meaning given such term in Section 2.2(c).
     “Services” is defined in Section 3.1(a).
     “SNG” has the meaning given such term in the preamble to this Agreement.
     “Subsidiary” has the meaning given such term in the Partnership Agreement.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
     “WIC” means Wyoming Interstate Company, Ltd., a Colorado limited partnership.
ARTICLE II
Indemnification
     2.1 Environmental Indemnification. Subject to the provisions of Section 2.3 and Section 2.4, El Paso shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses actually incurred by the Partnership Group and by reason of or arising from the MLP Assets; provided, however, that, for purposes of determining the amount of any Covered Environmental Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to CIG or any of its Subsidiaries or SNG or any of its Subsidiaries, the Partnership’s ownership of only a 10% interest in each of CIG and SNG shall be taken into account such that any Covered Environmental Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to CIG or any of its Subsidiaries or SNG or any of its Subsidiaries would equal 10% of the total Covered Environmental Losses of CIG and its Subsidiaries or SNG and its Subsidiaries, as the case may be.
     2.2 Additional Indemnification. Subject to the provisions of Section 2.3 and Section 2.4, El Paso shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising from:
          (a) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any MLP Assets, or to have valid and indefeasible ownership of a 10% general partner interest in each of CIG and SNG, and such failure renders the Partnership Group liable to a third party or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets were used and operated by the El Paso Entities immediately prior to the Closing Date as described in the MLP’s Registration Statement on Form S-1, as amended (File No. 333-145835), initially filed with the Securities and Exchange Commission on August 31, 2007;
          (b) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow (i) the transfer of any of the MLP Assets,

including the 10% ownership interests in SNG and CIG, to the Partnership Group on the Closing Date or (ii) the Partnership Group to use or operate the MLP Assets in substantially the same manner that the MLP Assets were owned and operated by the El Paso Entities immediately prior to the Closing Date;
          (c) any Losses arising from or attributable to any litigation (whether pending as of the Closing Date or commenced thereafter) concerning title defects, failure to obtain consents or governmental permits relating to the transfer, use or operation of the MLP Assets;
          (d) any Losses that may be suffered or incurred in respect of any entity, investment or business that was owned or operated by WIC, SNG or CIG prior to the Closing Date but which are not so owned or operated by WIC, SNG or CIG immediately after the Closing Date; and
          (e) all federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to the Closing Date, including (i) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from state, local or foreign applicable law, by contract, as successor, transferred or otherwise and which income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date.
     2.3 Limitations Regarding Indemnification.
          (a) The indemnification obligations of El Paso set forth in Section 2.1 shall survive until the third anniversary of the Closing Date and the indemnification obligations of El Paso set forth in Section 2.2 shall survive (i) until the third anniversary of the Closing Date in the case of subsections (a), (b) and (c) and (ii) until sixty (60) days after the expiration of any applicable statute of limitations in the case of subsections (d) and (e); provided, however, that any such indemnification obligation shall remain in full force and effect with respect only to any bona fide claim, for which supporting documentation in reasonable detail is provided, made thereunder pursuant to Section 2.5 prior to any such expiration and then only for such period as may be necessary for the resolution thereof. Notwithstanding anything to the contrary herein, the indemnification obligations of El Paso set forth in Section 2.1 with respect to any individual property shall terminate on the date either (a) a site closure is received by the applicable regulatory authority having jurisdiction, including any a statement in writing that “no further action is required at this time,” or a similar closure notice confirming that no further action is required, or (b) if the regulatory authority does not issue a “no further action is required at this time” or similar letter or other form of confirmation that the applicable requirements of Environmental Laws have been satisfied, then on the date that El Paso has documented that it is entitled to perform no further action under applicable laws, rules or regulations and applicable sampling methods.
          (b) The aggregate liability of El Paso under Section 2.1 shall not exceed $15 million.

          (c) No claims may be made against El Paso for indemnification pursuant to Section 2.1 and unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceed $250,000, after such time El Paso shall be liable for the amount of such claims in excess of $250,000 subject to the limitations of Section 2.3(b).
          (d) Notwithstanding anything herein to the contrary, in no event shall El Paso have any indemnification obligations under this Agreement for claims made as a result of changes in Environmental Laws or Environmental Permits (or interpretations thereof by the applicable governmental authority) after the Closing Date.
          (e) Notwithstanding anything herein to the contrary, the liability of El Paso for any indemnification obligations under this Agreement will be subject to reduction for (i) any insurance proceeds realized by the Partnership Group with respect to the indemnified matter, net of any premium that becomes due and payable as a result of such claim, (ii) any amounts recovered by the Partnership Group under contractual indemnities or otherwise from third Persons and (iii) any amounts included in the tariffs paid by the customers of the affected MLP Asset. The Partnership Group hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities.
          (f) (f) Notwithstanding anything herein to the contrary, in no event shall El Paso have any indemnification obligations under this Agreement until the aggregate amount of Losses suffered or incurred by the Partnership Group exceed (i) any amounts reserved or accrued for such Losses on the pro forma consolidated balance sheet of the Partnership Group (other than CIG and SNG and their respective Subsidiaries) as of September 30, 2007 or (ii) in the cases of Losses incurred in respect of CIG or SNG and their respective Subsidiaries, by any amounts reserved or accrued for such Losses on the unaudited condensed consolidated balance sheet of CIG or SNG as of September 30, 2007.
     2.4 Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under the MLP Agreement, the Partnership Group (excluding CIG, SNG or any of their respective Subsidiaries) shall indemnify, defend and hold harmless the El Paso Entities from and against any Losses suffered or incurred by the El Paso Entities by reason of or arising out of events and conditions associated with the operation of the MLP Assets (excluding any MLP Assets owned or operated by CIG, SNG or their respective Subsidiaries) and occurring on or after the Closing Date, unless in any such case indemnification would not be permitted under the MLP Agreement by reason of one of the provisos contained in Section 7.7(a) of the MLP Agreement and except to the extent that the Partnership Group is indemnified with respect to any such Losses pursuant to Section 2.1 or Section 2.2.
     2.5 Indemnification Procedures.
          (a) The Indemnified Party agrees that within thirty (30) days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this ARTICLE II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 2.5 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this ARTICLE II, including, without limitation, the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court, the performance of any Environmental Activity associated with any Covered Environmental Losses and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this ARTICLE II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
     2.6 Access Rights. Upon reasonable advance notice, the Partnership Group shall afford to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of El Paso reasonable access, during normal business hours, to the MLP Assets in order to conduct any Environmental Activity that El Paso has agreed to perform or is responsible for performing or to otherwise observe, review or evaluate any matters for which the Partnership Group may seek indemnification from El Paso pursuant to this Article II; provided that any such access shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the Partnership Group and El Paso shall indemnify, defend and hold harmless the Partnership Group from and against any losses of the

Partnership Group arising from personal injury or property damage as a result of the access granted hereby to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of El Paso.
ARTICLE III
Reimbursement Obligations
     3.1 Reimbursement for Operating and General and Administrative Expenses.
          (a) El Paso hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering, that are substantially identical in nature and quality to the services of such type previously provided by El Paso in connection with its management and operation of the MLP Assets during the two (2) year period prior to the Closing Date (collectively, the “Services”).
          (b) The Partnership Group hereby agrees to reimburse El Paso for all direct and indirect expenses incurred in conjunction with the performance of the Services, including expenditures it incurs or payments it makes on behalf of the Partnership Group in connection with the business and operations of the Partnership Group, including, but not limited to, (i) salaries of all El Paso personnel performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel, (ii) public company expenses of the MLP, such as K-1 preparation, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports and other costs and expenses, (iii) general and administrative expenses, (iv) salaries and benefits of executive management of the General Partner who are employees of El Paso and (v) any costs and expenses incurred from third parties performing Services or providing equipment, materials, or other goods, including contractors, suppliers and vendors.
          (c) To the extent El Paso shall have charge or possession of any of the MLP Assets in connection with the provision of the Services, El Paso shall separately maintain, and not commingle, the MLP Assets with those of El Paso or any other Person.
     3.2 Reimbursement of SNG Guarantee of Elba Island Expansion. El Paso hereby agrees to reimburse the Partnership Group for its ten percent (10%) proportionate share of any amounts to be paid by SNG under a guaranty by SNG of the performance by Southern LNG Inc. (or its successor) of its construction contract with CB&I Constructors, Inc. in connection with the expansion of the Elba Island LNG terminal undertaken in October 2007.
     3.3 Reimbursement of SNG Elba Express Expansion. El Paso hereby agrees to reimburse the Partnership Group for its ten percent (10%) proportionate share of any amounts to be paid by SNG under a guaranty by SNG of the performance by Southern LNG Inc. of its construction contract with CB&I Constructors, Inc. in connection with the construction of the Elba Express pipeline expansion expected to begin in April 2009.

ARTICLE IV
License Agreement
     4.1 Grant of License. Subject to the terms and conditions herein, Licensor hereby grants to Licensee the right and license to use the Mark solely in connection with the Licensee’s business and the services performed therewith throughout the world during the term of this Agreement.
     4.2 Restrictions on Mark. In order to ensure the quality of uses under the Mark, and to protect the goodwill of the Mark, Licensee agrees as follows:
          (a) Licensee will only use the Mark in formats approved by Licensor and only in strict association with the Licensee’s business and the services performed therewith;
          (b) Prior to publishing any new format, stylization or appearance of the Mark or any advertising or promotional materials that incorporate the Mark, Licensee shall first provide such format, stylization, appearance or materials to Licensor for its approval. If Licensor does not inform Licensee in writing within fourteen (14) days from the date of the receipt of such new format, stylization, appearance, or materials, that such new format, stylization, appearance, or materials is unacceptable, then such new format, stylization, appearance, or materials shall be deemed to be acceptable and approved by Licensor. Licensor may withhold approval of any proposed changes to the format, stylization, appearance or materials which Licensee proposes to use in Licensor’s sole discretion; and
          (c) Licensee shall not use any other trademarks, service marks, trade names or logos in connection with the Mark without prior written approval from Licensee during the term of this Agreement or use the Mark or any trademark or service mark confusingly similar to the Mark after the termination of this Agreement. Licensee will not use the Mark in such a manner so as to impair the validity or enforceability or in any way disparage or dilute the Mark.
     4.3 Ownership. Licensor shall own all rights, title and interest, including all goodwill relating thereto, in and to the Mark, and all service mark rights embodied therein shall at all times be solely vested in Licensor. Licensee have no right, title, interest or claim of ownership in the Mark, except for the license granted in this Agreement. All use of the Mark shall inure to the benefit of Licensor. Licensee agrees that it will not attack the title of Licensor in and to the Mark.
     4.4 Estoppel. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensee (a) any license or other right to the intellectual property of Licensor other than the license granted herein to the Mark as set forth expressly herein or (b) any license rights other than those expressly granted herein.
     4.5 Indemnification.
          (a) Licensee shall, to the fullest extent permitted by applicable law, defend, indemnify and hold harmless the Licensor and its successors and assigns authorized hereunder and any of their respective officers, directors, employees, agents and representatives, from and against any and all claims, demands, damages, losses, costs and expenses arising out of or related in any way to this ARTICLE V to the extent such claims are attributable to Licensee’s failure to comply with its obligations under this ARTICLE V or Licensee’s negligence or the negligence of Licensee’s employees, agents, subcontractors or other representatives regarding this ARTICLE V.
          (b) Licensor shall, to the fullest extent permitted by applicable law, defend, indemnify and hold harmless Licensee and its successors and assigns authorized hereunder and any of their respective officers, directors, employees, agents and representatives from and against any and all claims, demands, damages, losses, costs and expenses arising out of or related in any way to this ARTICLE V to the extent such claims are attributable to (i) Licensor’s failure to comply with its obligations under this ARTICLE V, (ii) any claim of infringement or ownership asserted by a third party as to the Mark or (iii) Licensor’s negligence or the negligence of Licensor’s employees, agents, subcontractors or other representatives regarding this ARTICLE V.
     4.6 Remedies and Enforcement. Licensee acknowledges and agrees that a breach by Licensee of its obligations under this ARTICLE V would cause irreparable harm to Licensor and that monetary damages would not be adequate to compensate Licensor. Accordingly, Licensee agrees that Licensor shall be entitled to immediate equitable relief, including, without limitation, a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by such Licensee, without the necessity of posting bond or other security. Licensor’s right to equitable relief shall be in addition to other rights and remedies available to Licensor for monetary damages or otherwise.
     4.7 In the Event of Termination. In the event of termination of this Agreement pursuant to Section 5.4 or otherwise, Licensee’s right to utilize the Mark licensed under this Agreement shall automatically cease, and concurrently with such termination of this Agreement, Licensee shall (i) cease all use of the Mark and shall adopt new trademarks, service marks, and trade names that are not confusingly similar to the Mark and (ii) no later than ninety (90) days following the termination of this Agreement, the General Partner shall have caused the MLP to change its legal name so that there is no longer any reference therein to the name “El Paso” or “El Paso Pipeline” or any variation, derivation or abbreviation thereof, and in connection therewith, the General Partner shall cause the MLP to make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its Organizational Documents by such date.
ARTICLE V
Miscellaneous
     5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

     5.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by fax to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.
For notices to the El Paso Entities:
El Paso Corporation
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Phone: (713) 420-2600
Fax: (713) 420-5043
Attention: Legal Department
For notices to the Partnership Group:
El Paso Pipeline GP Company, L.L.C.
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Phone: (713) 420-2600
Fax: (713) 420-5043
Attention: Legal Department
     5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     5.4 Termination. This Agreement, other than the provisions set forth in Articles II, IV and V, hereof, shall terminate upon a Change of Control of the General Partner or the MLP, other than any Change of Control of the General Partner or the MLP that may be deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of El Paso. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the MLP under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement, other than provisions set forth in Articles II and IV, may immediately thereupon be terminated by El Paso.
     5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will have an adverse effect on the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     5.7 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the El Paso Entities and the Partnership Group, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     5.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     5.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     5.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     5.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

     5.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     5.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 5.7, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of El Paso or the MLP or other Person shall have the right, separate and apart from El Paso or the MLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     5.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any El Paso Entity or any Partnership Entity.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

EL PASO PIPELINE PARTNERS, L.P.
By:	EL PASO PIPELINE GP COMPANY,
L.L.C., its general partner

By:	/s/ James C. Yardley
	Name:	James C. Yardley
	Title:	President and Chief Executive Officer

EL PASO PIPELINE GP COMPANY, L.L.C.
By:	/s/ James C. Yardley
	Name:	James C. Yardley
	Title:	President and Chief Executive Officer

EL PASO CORPORATION
By:	/s/ Robert W. Baker
	Name:	Robert W. Baker
	Title:	Executive Vice President and General Counsel

COLORADO INTERSTATE GAS COMPANY
By:	/s/ James J. Cleary
	Name:	James J. Cleary
	Title:	President

SOUTHERN NATURAL GAS COMPANY
By:	James C. Yardley
	Name:	James C. Yardley
	Title:	President